                                                                  Exhibit 99.3



                                 HARLEYSVILLE
                                 SAVINGS BANK




                                    ANNUAL
                                 1999 REPORT


                                    [PHOTO]

             MISSION
                 STATEMENT

                 HARLEYSVILLE SAVINGS BANK'S PURPOSE IS TO FULFILL OUR PUBLIC

            RESPONSIBILITY TO PROVIDE AN IMPORTANT LINK BETWEEN PEOPLE WHO HAVE

            MONEY TO SAVE AND THOSE WHO NEED TO BORROW; TO BE A RESPONSIBLE

            CORPORATE CITIZEN OF THE COMMUNITY; TO PROVIDE A REWARDING PLACE

            FOR OUR EMPLOYEES TO WORK; AND TO ACHIEVE A FAIR AND APPROPRIATE

            RETURN FOR OUR SHAREHOLDERS.







                                      HARLEYSVILLE
                                      SAVINGS BANK

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

SELECTED BALANCE SHEET DATA:

----------------------------------------------------------------------------------------------------
(In thousands except per share data)                                AS OF SEPTEMBER 30,
                                                  1999       1998        1997      1996       1995
----------------------------------------------------------------------------------------------------
Total Assets                                    $459,848   $417,533   $345,239   $315,495   $274,316
Mortgage-backed securities held to maturity      116,778     78,793     18,303     16,262     12,332
Mortgage-backed securities available-for-sale      7,916      3,695      3,983      4,120
Loans receivable - net                           252,260    251,729    244,503    233,216    201,186
Investment securities held to maturity            61,015     50,622     48,461     45,265     36,488
Investment securities available-for-sale           3,202      1,586      3,515      6,376      1,327
Other investments (1)                              9,155     22,740     18,876      2,760     16,258
Deposits                                         303,660    289,827    273,773    249,260    227,066
FHLB advances and other borrowings               125,180     99,953     46,414     43,820     26,861
Total stockholders' equity                        28,963     26,100     22,872     19,617     18,498
Book value per share                            $  12.83      11.68      10.32       9.11       8.69

SELECTED OPERATIONS DATA:

-------------------------------------------------------------------------------------------------
                                                                 YEAR ENDED SEPTEMBER 30,
                                                1999       1998      1997       1996      1995
-------------------------------------------------------------------------------------------------
Interest income                                 29,716   $27,129   $ 24,485    $20,969   $18,180
Interest expense                                20,199    17,949     15,362     12,964    10,721
                                               -------   -------   --------    -------   -------

Net interest income                              9,517     9,180      9,123      8,005     7,459
Provision for loan losses                           17       120        177        200       243
                                               -------   -------   --------    -------   -------
Net interest income after provision
    for loan losses                              9,500     9,060      8,946      7,805     7,216

Gain (loss) on sales of loans and securities        35       101        (10)        11       106
Other income                                       451       453        423        341       345
FDIC special assessment                                                          1,355
Other expense                                    4,858     4,528      4,161      4,404     3,903
                                               -------   -------   --------    -------   -------

Income before taxes                              5,128     5,086      5,198      2,398     3,764
Income tax expense                               1,622     1,605      1,784        840     1,424
                                               -------   -------   --------    -------   -------

Net income                                     $ 3,506   $ 3,481   $  3,414    $ 1,558   $ 2,340
                                               =======   =======   ========    =======   =======

Earnings per share - basic                     $  1.56   $  1.57   $   1.56    $  0.73   $  1.11
Earnings per share - diluted                      1.53      1.52       1.52       0.71      1.08
Dividends per share                               0.36      0.32       0.29       0.24      0.20

SELECTED OTHER DATA:

(based on monthly balances)
---------------------------------------------------------------------------------------------
                                            1999      1998       1997      1996        1995
---------------------------------------------------------------------------------------------
Return on average assets                    0.81%     0.93%     1.04%     0.55%(2)     0.92%
Return on average equity                   12.83%    14.24%    16.14%     8.07%(2)    13.51%
Average equity to average assets            6.32%     6.52%     6.42%     6.77%        6.80%
Interest rate spread                        1.91%     2.15%     2.48%     2.52%        2.65%
Net yield on interest-earning assets        2.25%     2.50%     2.83%     2.87%        2.99%
Ratio of non-performing assets to
    total assets at end of period           0.07%     0.04%     0.02%     0.09%        0.09%
Ratio of interest-earning assets to
    interest-bearing liabilities             107%      107%      107%      108%         108%
Full service banking offices at
    end of period                           4         4         4         4            4

(1) INCLUDES INTEREST-BEARING DEPOSITS AT OTHER DEPOSITORY INSTITUTIONS & STOCK OF THE FEDERAL HOME LOAN BANK OF PITTSBURGH.

(2) CALCULATIONS ARE AFTER THE FDIC SPECIAL ASSESSMENT. BEFORE THE ASSESSMENT OF $831,365, NET OF TAX, RETURN ON AVERAGE ASSETS WAS 0.84% AND THE RETURN ON AVERAGE EQUITY WAS 12.34%.

PRESIDENT'S REPORT TO THE STOCKHOLDERS

TO OUR STOCKHOLDERS:

I am pleased to report to you that Harleysville Savings Bank's net income amounted to $3,506,000 for the fiscal year ended September 30, 1999, exceeding the previous record earned in fiscal 1998 and is the most the Bank has earned in any year in its 84 year history. We were especially pleased with the fiscal year results inasmuch as the year started slowly because of the impact of larger than normal loan refinancing activity prompted by low mortgage interest rates and a flat yield curve.

Net income amounted to $1.53 per (diluted) share. Return on average equity was 12.83% and return on average assets was .81% for the year. Stockholders' equity increased to $12.83 per share compared to $11.68 per share a year ago. During 1999, the Bank's assets increased 10.1% to $460 million. Over the past five years the Bank's asset growth rate has exceeded the asset growth rate of our banking peers, averaging 14.2% annually during that period.

One of the most important goals in our mission statement is to provide a fair return to our stockholders. This past year, the stock market has not rewarded us as stockholders with results that parallel those reported above. Nevertheless, while these things are largely out of our control, the payment of a higher cash dividend is a tangible way to reward our stockholders. The Bank's board of directors increased the regular quarterly cash dividend by 22.2% from $.09 per share to $.11 per share, payable on November 24, 1999 to stockholders' of record on November 10, 1999. Also, the stock was split 4 for 3 in February of 1999.

Long term investors in the Bank's stock have been rewarded during the twelve years that the Bank has been a public company. Market appreciation plus cash dividends have provided our stockholders with an average yearly return in excess of 17%. The cash dividend represents the 49th consecutive quarterly cash dividend paid since the Bank became a public company 1987. It is also the twelfth consecutive year that the cash dividend has been increased.

At the top of our list of financial goals in the Bank's Five Year Strategic Plan is "Return on Equity". We believe that reaching return on equity goals creates a foundation for long term value for our stockholders. Return on equity goals that are commensurate with the risk profile of the Bank have been achieved in every year of the Bank's life as a public company and have exceeded the levels reached by our savings institution peer banks as reported by America's Community Bankers.

---------------------------------------------------------
         RETURN ON EQUITY  --  HSB vs PEERS
---------------------------------------------------------
YEAR       HSB       PEER-BANK     HSB ADVANTAGE
---------------------------------------------------------
  93      14.64%       12.66%          1.98%
---------------------------------------------------------
  94      14.18%        9.32%          4.86%
---------------------------------------------------------
  95      12.85%        7.90%          4.95%
---------------------------------------------------------
 *96      13.59%        9.08%          4.51%
---------------------------------------------------------
  97      15.80%        9.97%          5.83%
---------------------------------------------------------
  98      13.95%       10.78%          3.17%
---------------------------------------------------------
Mar-99    12.25%        9.94%          2.31%
Jun-99    13.33%        9.70%          3.63%
Sep-99    13.91%          --             --
---------------------------------------------------------
* Percentages do not reflect the FDIC special assessment.
Source: America's Community Bankers Peer Group Report
---------------------------------------------------------

The fundamental bedrock keys to our success are the same today as they have been for the past twelve years:

* High asset quality

The Bank's ratio of non-performing assets, which is among the best in the industry was only 0.07% as of September 30, 1999 and our loan loss reserve exceeds $2 million.

* Exceptional operating efficiency

The Bank's ratio of operating expenses to assets, which is among the best in the industry, was a lean 1.12% and its efficiency ratio was a very favorable 48.74% compared to an industry average of over 60.00%

* Effective utilization of capital

The Bank has utilized its capital through carefully planned asset growth that corresponds to internal capital accumulation. As of September 30, 1999, the strong capital position of the Bank exceeds all regulatory requirements and qualifies for the highest "well capitalized" category as measured by the FDIC.

* Providing genuine quality customer service

All banks talk about quality customer service, but few deliver. Community banks like Harleysville Savings Bank have been best at truly delivering genuine quality customer service.

At the very top of the reasons why we have been able to deliver quality customer service is our staff of motivated employees. A high percentage of our employees have long service records with the Bank. Twelve of our employees were recognized during 1999 for service to the Bank. Receiving awards for 5 years were Adrian Gordon and Kelly Sweet. Receiving awards for 10 years were Jean Alderfer, Valerie Arner, Marie Myers, Donna Wardle and Susan Wolfe. Receiving awards for 15 years were Michelle Beck and Diane Carlson. Receiving an award for 20 years was Lori Steeley. Receiving awards for 25 years were Marian Bickerstaff and Fran Kline.

Harleysville Savings Bank is unique in that it has steadfastly maintained its mission of serving the personal banking needs of the families in our communities. While others have ventured into more risky lending, Harleysville Savings has maintained a high quality loan portfolio enabling it to more effectively utilize its capital and retain more of its earnings in stockholder equity rather than write-offs for loan losses. While primarily focusing on lending supported by home mortgages and home equity loans we have been able to operate more efficiently and be successful with tighter net interest margins than our bank peers.

Our goal for the future is to distinguish Harleysville Savings Bank as the premier consumer savings bank serving the personal banking needs of the families of our communities. Technology has provided us with the opportunity to deliver quality financial products to our customers. As we move into the 21st century, we have a five pronged plan that will provide our customers with convenient access to their accounts with Harleysville Savings Bank.

         1. The successful installation of our new data processing system this past year will enable us to introduce "live time 24 hour" internet banking to our customers in the year 2000.

         2. Our Access 24 telephone banking system installed in 1998 gives our customers access to their account information and the ability to move money between accounts via the telephone 24 hours per day, seven days a week from the convenience of their homes.

         3. Expansion of the Bank's ATM network will give our customers access to their accounts at convenient retail locations ringed around our branch offices in "hub and spoke" fashion. This will give our customers greater access to their cash and lessening the need to use another institution's ATM.

         4. The addition of a new branch location every few years to expand the Bank's market presence.

         5. Leveraging the Bank's present branch locations by 10% through expansion of business hours. Expanded Saturday hours at our Hatfield Office will be introduced early in 2000.

New electronic technology has made it possible for community banks like Harleysville Savings Bank to not only compete with much larger banks, but to excel. We will be able to excel because we can combine our personal service with these modern electronic delivery systems in a more cost effective way than our competition which is already burdened with the overhead costs of large brick and mortar branch systems.

A very important element of the Bank's Five Year Plan is the creation of a bank holding company. Stockholders will be asked to approve the formation of Harleysville Savings Financial Corporation, a bank holding company, at our annual meeting in January. The holding company form of organization will provide flexibility for meeting the future financial needs of Harleysville Savings or other subsidiaries of the holding company. For example, the holding company form of organization would permit the holding company to repurchase shares of common stock without the adverse tax consequences which would be experienced by Harleysville Savings in its present form.

The Y2K issue has been a very important project of Harleysville Savings Bank since it created its Year 2000 Plan in 1997. The Plan is closely monitored by the Bank's senior officers and the results are reported to the board of directors monthly. The Bank's computer system, which is Y2K ready, is a modern client server system that uses "four-digit technology" to recognize "year dates". Furthermore, the Bank has developed a Business Resumption Contingency Plan that deals with contingencies that may develop because of situations beyond our control, such as power outages.

On a more personal note, I want to acknowledge the service of board member Pete Reigner, who retired from our board of directors in October because of a career change. All of us wish Pete success in his new career and thank him for his service on our board of directors during the past seven years.

Our desire is to strive to maintain a business philosophy that is consistent with the God given Proverb, "A good name is to be more desired than great riches". By doing so, we hope to remain focused on the solid operating principles that have enabled this Bank to be successful.

As we look ahead to 2000 and beyond, we are optimistic about the opportunities that exist for Harleysville Savings Bank. I want to express our appreciation to you for the confidence that you have expressed in the management of this institution. I hope to see you at our Annual Stockholders' meeting in January.


Sincerely,


/s/ Edward J. Molnar
---------------------------
Edward J. Molnar
President and Chief Executive Officer

BOARD OF DIRECTORS



                                   [PHOTO]




  PHILIP A. CLEMENS, DAVID J. FRIESEN, GEORGE W. MESCHTER, PAUL W. BARNDT,
        MARK R. CUMMINS, EDWARD J. MOLNAR, SANFORD A. ALDERFER.


SENIOR OFFICERS

                            [PHOTO]



EDWARD J. MOLNAR                RONALD B. GEIB                 MARIAN BICKERSTAFF
President and             Executive Vice President and     Senior Vice President and
Chief Execuitve Officer     Chief Operating Officer          Chief Lending Officer




                                  [PHOTO]

         DIANE P. MOYER                               BRENDAN J. MCGILL
 Corporate Secretary and                              Senior Vice President and
Senior Vice President of                              Chief Financial Officer
   Branch Administration


4 ANNUAL REPORT/1999

                                                                       MANAGERS


                                    [PHOTO]


                              NATHANAEL J. CLEMMER
                            Assistant Vice President,
                                Controller, and
                              Accounting Department
                                   Manager



            [PHOTO]                                        [PHOTO]


     LORI N. MCCAUSLAND                                ADRIAN D. GORDON
Assistant Vice President and                    Assistant Vice President and
    Loan Servicing Manager                      Information Systems Manager



                                    [PHOTO]


                                MICHELLE A. BECK
                            Assistant Vice President
                              and Security Officer



            [PHOTO]                                        [PHOTO]


     DIANE M. CARLSON                                H. FRANCES KLINE
  Assistant Vice President                       Assistant Vice President
  and West Norriton Office                        and Sumneytown Office
      Branch Manager                                 Branch Manager



                   [PHOTO]                    [PHOTO]

              SHERI L. STROUSE           DENISE L. MONAGHAN
           Assistant Vice President    Assistant Vice President
           and Harleysville Office       and Hatfield Office
              Branch Manager               Branch Manager

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS


GENERAL

     Harleysville Savings Bank's earnings are primarily dependent upon its net interest income, which is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities outstanding. The Bank's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Bank, like other thrift institutions, is vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. To reduce the effect of adverse changes in interest rates on its operations, the Bank has adopted certain asset and liability management strategies, described below. The Bank's earnings are also affected by, among other factors, other non-interest income, other expenses and income taxes.

     The Bank's total assets at September 30, 1999, amounted to $459.8 million, compared to $417.5 million and $345.2 million as of September 30, 1998 and 1997, respectively. Deposits as of September 30, 1999, totaled $303.7 million, compared to $289.8 million and $273.8 million at September 30, 1998 and 1997, respectively. Stockholders' equity totaled $29.0 million as of September 30, 1999, compared to $26.1 million and $22.9 million at September 30, 1998 and 1997, respectively.

     During fiscal 1999, net interest income increased $337,000 or 3.7% from the prior fiscal year. This increase was the result of a 15.4% growth in the interest-earning assets and interest-bearing liabilities which was offset by a decrease in the interest rate spread from 2.15% in fiscal 1998 to 1.91% in fiscal 1999. Earnings for fiscal 1999 were $3.51 million compared to $3.48 million and $3.41 million for the years ended September 30, 1998 and 1997, respectively. The Bank's return on average assets (net income divided by average total assets) was 0.81% during fiscal 1999 compared to .93% and 1.04% during fiscal 1998 and 1997, respectively. Return on equity (net income divided by average equity) was 12.83% during fiscal 1999 compared to 14.24% during fiscal 1998 and 16.14% during fiscal 1997.

     In recent years, as described below, Harleysville Savings has instituted programs designed to decrease the sensitivity of its earnings to material and prolonged increases in interest rates. This has included the origination of adjustable-rate mortgages and shorter term consumer loans. In order to promote these areas of lending, the Bank offers competitive rates of interest and places advertisements in local newspapers.

RESULTS OF OPERATIONS

     The following table sets forth for and as of the periods indicated, information regarding: (i) the total dollar amounts of interest income from interest-earning assets and the resulting average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resulting average costs; (iii) net interest income; (iv) interest rate spread; (v) net interest-earning assets; (vi) the net yield earned on interest-earning assets; and (vii) the ratio of total interest-earning assets to total interest-bearing liabilities. Average balances are calculated on a monthly basis.

INTEREST INCOME

     Interest income on loans increased by $1.4 million or 10.7% in fiscal 1997, by $271,000 or 1.8% in fiscal 1998 and decreased by $260,000 or 1.7% in fiscal 1999 from the respective prior years. During fiscal 1997, the Bank experienced an increase in the average balance of mortgage loans of $15.7 million or 9.2% and an increase of 0.1% in the yield earned. Likewise, during fiscal 1998, the Bank experienced an increase in the average balance of mortgage loans of $4.5 million or 2.4% and the yield did not change. During fiscal 1999, the average balance of mortgage loans increased $1.9 million or 1.0% and the yield decreased by .2%. The increase in the balance of mortgage loans reflects the Bank's ability to originate mortgage loans despite an increase in refinancing of existing loans. The majority of loans originated during the year were long term fixed rate mortgages. The interest income on mortgage-backed securities reflected an increase of $51.8 million or 111.7% in the average balance which was slightly offset by a 0.3% decrease in yield earned during fiscal 1999. The increase in the balance of mortgage-backed securities reflects the need the Bank had for mortgage-related products that the Bank was not able to originate in the local market area. The Bank needed a higher volume of loans during fiscal 1998 and 1999 to offset the lower interest rate spread. In addition, the Bank needed to purchase adjustable rate mortgage-backed securities to position their asset and liability management since the consumer desired fixed rate mortgages during this period. The decrease in interest income on consumer and other loans reflected a small increase in the average balance of $351,000 or .6%, which was offset by a decrease in the yield to 7.46%.

     Interest and dividends on investments increased by $1.1 million or 36.8% in fiscal 1997 and by $295,000 or 7.2% in fiscal 1998 over the respective prior years. During fiscal 1997, the increase resulted from a $15.2 million or 31.5% growth in the average balance in addition to a 0.3% increase in the yield earned. During fiscal 1998, the increase resulted from a $7.3 million or 11.6% growth in the average balance and the yield decreased 0.3%. During fiscal 1999, the average balance increased $2.5 million or 3.6% and the yield decreased 0.2% to produce the $3,000 or 1.0% decrease in interest and dividends on investments. The increase in the average balance reflects funds that will be able to be redeployed into higher earning assets as the market permits.

INTEREST EXPENSE

     Interest expense on deposits increased by $1.4 million or 12.1% in fiscal 1997, by $1.2 million or 9.5% in fiscal 1998 and decreased by $13,000 or .09% in fiscal 1999 as compared to the respective prior years. In fiscal 1997, the increase resulted from a combination of the average balance increasing $26.7 million or 11.5% in addition to a slight increase in the average rate paid. In fiscal 1998, the average balance increased $17.7 million or 6.8% in addition to a 0.1% increase in the average rate paid. Likewise, in fiscal 1999, the average balance increased $12.4 million or 4.5% with a 0.2% decrease in the average rate paid. The increase in the average balance reflects normal savings activity for the Bank. The average rate paid on deposits was 4.9% for the year ended September 30, 1999, compared to 5.1% and 5.0% for the years ended September 30, 1998 and 1997, respectively. During fiscal 1999, the treasury rates continued to decline. However, the average rate paid on deposits lagged behind the drop in the treasury rates for the financial industry. This has resulted in a higher cost of funds for the financial industry. The successful results the stock market has experienced over the past five years has provided a major source of competition for savings deposits.

---------------------------------------------------------------------------------------------------------------------
                                                          FOR THE YEAR ENDED SEPTEMBER 30,
---------------------------------------------------------------------------------------------------------------------
                                                 1997                                       1998
                                ----------------------------------------   ------------------------------------------
                                 Average                      Yield/         Average                       Yield/
                                 Balance      Interest         Rate          Balance       Interest         Rate
                                -----------   ----------   -------------   ------------   ------------   ------------
Interest-earning assets:
  Mortgage loans                 $ 185,997     $ 14,821           7.97%       $190,535       $ 15,092          7.92%
  Mortgage-backed securities        19,721        1,430           7.25%         46,360          2,985          6.44%
  Consumer and other loans          53,032        4,114           7.76%         59,559          4,635          7.78%
  Investments                       63,367        4,121           6.50%         70,708          4,416          6.25%
                                -----------   ----------   -------------   ------------   ------------   ------------
Total interest-earning
    assets                         322,117       24,486           7.60%        367,162         27,128          7.39%
                                -----------   ----------   -------------   ------------   ------------   ------------

Interest-bearing liabilities:
  Deposits                         260,220       12,951           4.98%        277,901         14,182          5.10%
  Borrowings                        39,899        2,412           6.04%         64,435          3,767          5.85%
                                -----------   ----------   -------------   ------------   ------------   ------------

Total interest-bearing
    liabilities                    300,119       15,363           5.12%        342,336         17,949          5.24%
                                -----------   ----------   -------------   ------------   ------------   ------------

Net interest income/interest
    rate spread                                 $ 9,123           2.48%                       $ 9,179          2.15%
                                              ==========   =============                  ============   ============

Net interest-earning assets/
   net yield on interest-
   earning assets (1)             $ 21,998                        2.83%       $ 24,826                         2.50%
                                ===========                =============   ============                  ============

Ratio of interest-earning
   assets to interest-
  bearing liabilities                                            107.3%                                       107.3%
                                                           =============                                 ============



--------------------------------------------------------------------------------------------
                                     FOR THE YEAR ENDED SEPTEMBER 30,             AS OF
                                                                                 SEPT 30,
--------------------------------------------------------------------------------------------
                                                    1999                           1999
                                  -------------------------------------------   ------------
                                    AVERAGE                        YIELD/
                                    BALANCE        INTEREST         RATE           RATE
                                  -------------  -------------   ------------   ------------
Interest-earning assets:
  Mortgage loans                      $192,388       $ 14,832          7.71%          7.37%
  Mortgage-backed securities            98,155          6,003          6.12%          6.51%
  Consumer and other loans              59,910          4,468          7.46%          7.56%
  Investments                           73,255          4,413          6.02%          6.57%
                                  -------------  -------------   ------------   ------------
Total interest-earning
    assets                             423,708         29,716          7.01%          7.02%
                                  -------------  -------------   ------------   ------------

Interest-bearing liabilities:
  Deposits                             290,285         14,169          4.88%          4.78%
  Borrowings                           105,462          6,031          5.72%          5.76%
                                  -------------  -------------   ------------   ------------

Total interest-bearing
    liabilities                        395,747         20,200          5.10%          5.07%
                                  -------------  -------------   ------------   ------------

Net interest income/interest
    rate spread                                       $ 9,516          1.91%          1.95%
                                                 =============   ============   ============

Net interest-earning assets/
   net yield on interest-
   earning assets (1)                 $ 27,961                         2.25%
                                  =============                  ============

Ratio of interest-earning
   assets to interest-
  bearing liabilities                                                 107.1%
                                                                 ============


(1)  Net interest income divided by average interest-earning assets


     The following table shows, for the periods indicated, the changes in interest income and interest expense attributable to changes in volume (changes in volume multiplied by prior year rate) and changes in rate (changes in rate multiplied by prior year volume). Changes in rate/volume (determined by multiplying the change in rate by the change in volume) have been allocated to the change in rate or the change in volume based upon the respective percentages of their combined totals.



------------------------------------------------------------------------------------------------------------------------------------
                                                            Fiscal 1998 Compared                         FISCAL 1999 COMPARED
                                                               to Fiscal 1997                               TO FISCAL 1998
                                                             Increase (Decrease)                         INCREASE (DECREASE)
------------------------------------------------------------------------------------------------------------------------------------
                                                    Volume          Rate           Total         Volume        Rate         Total
                                                  ------------   --------       -----------   ------------  ----------   -----------
Interest income on interest-earning assets:
     Mortgage loans                                     $ 360      $ (89)         $ 271          $ 146      $ (406)        $ (260)
     Mortgage-backed securities                         1,731       (176)         1,555          3,175        (157)         3,018
     Consumer and other loans                             507         14            521             27        (195)          (168)
      Investments                                         463       (168)           295            156        (159)            (3)
                                                  ------------  ---------      ------------  -------------  ----------   -----------
        Total                                           3,061       (419)         2,642          3,504        (917)         2,587
                                                  ------------  ---------      ------------  -------------  ----------   -----------

Interest expense on interest-bearing liabilities:
     Deposits                                             896        335          1,231            618        (631)           (13)
     Borrowings                                         1,435        (80)         1,355          2,348         (85)         2,263
                                                  ------------  ---------      ------------  -------------  ----------   -----------
        Total                                           2,331        255          2,586          2,966        (716)         2,250
                                                  ------------  ---------      ------------  -------------  ----------   -----------
Net change in net interest income                       $ 730     $ (674)          $ 56          $ 538      $ (201)         $ 337
                                                  ============  =========      ============  =============  ==========   ===========

     Interest expense on borrowings increased by $1 million or 70.9% in fiscal 1997, increased by $1.4 million or 56.2% in fiscal 1998 and increased by $2.3 million or 60.1% in fiscal 1999 as compared to the respective prior years. The increase in interest expense during fiscal 1999 was the result of a $41.0 million or 63.7% increase in the average balance of borrowings, which was slightly offset by a decrease of 0.1% in the average rate paid. Borrowings were primarily obtained during fiscal 1999 to fund the purchase of mortgage-backed securities and long term fixed-rate mortgages. Long term FHLB advances were used to match the maturity terms of these mortgage products.

NET INTEREST INCOME

     Net interest income increased by $1.1 million or 14.0% in fiscal 1997, by $56,000 or .6% in fiscal 1998, and by $337,000 or 3.7% in fiscal 1999 over the respective prior periods. The improvements in the net interest income in each year was due to a higher amount of interest-earning assets offset by a reduction in the interest rate spread.

PROVISION FOR LOAN LOSSES

     The provision for loan losses amounted to $177,000, $120,000, and $17,000 for the years ended September 30, 1997, 1998 and 1999, respectively. Management establishes reserves for losses on slow loans and real estate acquired by foreclosure when it determines that losses are anticipated to be incurred on the underlying properties. The adequacy of loan loss reserves is based upon a regular monthly review of loan delinquencies and "classified assets", as well as local and national economic trends. Although management has currently established no specific reserves for losses, no assurance can be given as to whether future specific reserves may be required. The allowance for loan losses totaled $2.0 million or 0.8% of total loans at September 30, 1998 and 1999.

OTHER INCOME

     The Bank's total other operating income increased from $413,000 in fiscal 1997 to $554,000 in fiscal 1998 and decreased to $486,000 in fiscal 1999. The increase from 1997 to 1998 reflected an increase in other income and the gain on sale of loans. The decrease from 1998 to 1999 reflected a slight decrease in other income and a decrease to gain on the sales of loans which was based on fewer loans being sold in fiscal 1999.

     Other income, which consists primarily of income from fees on demand accounts, loan servicing fees, the sale of non-deposit products, insurance commissions and loan late charges, increased by $82,000 or 24.1% and $29,000 or 6.9% during fiscal years 1997 and 1998 respectively. During fiscal 1999, other income decreased by $2,000 or .40% over the prior comparable fiscal years. The fees which comprise other income are set by the Bank at a level which is intended to cover the cost of providing the related services to customers.

OTHER EXPENSES

     Salaries and employee benefits increased by $121,000 or 6.1% in fiscal 1997, by $145,000 or 6.9% in fiscal 1998 and by $152,000 or 6.8% in fiscal 1999 as compared to prior respective fiscal years. The increased expenses of salaries and employee benefits during the periods are attributable to increased staffing needs, normal salary increases and increased employee benefit expenses.

     Occupancy and equipment expense increased by $44,000 or 5.4% in fiscal 1997, by $112,000 or 12.8% in fiscal 1998 and by $171,000 or 17.4% in fiscal
1999 as compared to the prior respective fiscal years. The increase during fiscal 1999 was attributable to normal activity which included implementing a new data processing system.

     Deposit insurance premiums decreased by $406,000 or 76.5% in fiscal 1997, increased by $48,000 or 38.5% in fiscal 1998, and decreased by $1,000 or .54% in fiscal 1999 over the prior respective fiscal years. The decrease during fiscal 1997 is the result of the FDIC SAIF fund being fully capitalized with the FDIC special assessment paid in fiscal 1996 and the annual deposit premium being reduced to 6.3 basis points from 23.0 basis points. The increase during fiscal 1998 is due to the increase in the amount of the bank's insurable deposits and the payment of the premiums for all four quarters compared with fiscal 1997, where premiums were due for only three quarters. The slight decrease in 1999 is the result of the average insurable deposit balance remaining relatively constant. Furthermore, as the result of the sharing of FICO bond interest payments by all FDIC insured institutions, the premium is scheduled to be further reduced to 2.2 basis points effective January 1, 2000.

     Other expenses, which consist primarily of advertising expenses, directors' fees, ATM network fees, professional fees, checking account costs, and insurance premiums, decreased by $2,000 or .2% in fiscal 1997, increased by $63,000 or 5.8% in fiscal 1998, and increased by $8,000 or .7% in fiscal 1999 over the prior respective fiscal years. Management considers these normal increases after the effects of inflation and the growth in the size of the Bank.

INCOME TAXES

     The Bank recorded income tax provisions of $1.8 million for fiscal year 1997, and $1.6 million for fiscal years 1998 and 1999. Note 11 of the "Notes to Financial Statements" provides an analysis of the provision for income taxes.

ASSET AND LIABILITY MANAGEMENT

     The Bank has instituted programs designed to decrease the sensitivity of its earnings to material and prolonged increases in interest rates. The principal determinant of the exposure of Harleysville Savings' earnings to interest rate risk is the timing difference between the repricing or maturity of the Bank's interest-earning assets and the repricing or maturity of its interest-bearing liabilities. If the maturities of such assets and liabilities were perfectly matched, and if the interest rates borne by its assets and liabilities were equally flexible and moved concurrently, neither of which is the case, the impact on net interest income of rapid increases or decreases in interest rates would be minimized. Harleysville Savings' asset and liability management policies seek to increase the interest rate sensitivity by shortening the repricing intervals and the maturities of the Bank's interest-earning assets. Although management of the Bank believes that the steps taken have reduced the Bank's overall vulnerability to increases in interest rates, the Bank remains vulnerable to material and prolonged increases in interest rates during periods in which its interest rate sensitive liabilities exceed its interest rate sensitive assets.

     The authority and responsibility for interest rate management is vested in the Bank's Board of Directors. The Chief Executive Officer implements the Board of Directors' policies during the day-to-day operations of the Bank. Each month, the Chief Executive Officer presents the Board of Directors with a report which outlines the Bank's asset and liability "gap" position in various time periods. The "gap" is the difference between interest-earning assets and interest-bearing liabilities which mature or reprice over a given time period. He also meets weekly with the Bank's other senior officers to review and establish policies and strategies designed to regulate the Bank's flow of funds and coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Bank's assets and liabilities is to maintain an acceptable interest rate spread while reducing the effects of changes in interest rates and maintaining the quality of the Bank's assets.

     Harleysville Savings has been able to improve the interest rate sensitivity of its assets as the result of origination of ARMs (Adjustable Rate Mortgages). ARMs represented 65.0%, 22.7% and 20.8% of the total mortgage loan portfolio originations during fiscal years 1997, 1998 and 1999, respectively. As of September 30, 1999, approximately $70.5 million or 35.3% of the Bank's portfolio of real estate loans were ARMs, compared to being $87.1 million or 43.3% of the portfolio on September 30, 1998. The decrease in the percentage of ARMs was a result of the flat yield curve that persisted throughout fiscal 1999 which resulted in the consumer favoring fixed rate mortgages.

     Harleysville Savings has also been placing increased emphasis on the origination of consumer loans. In general, these loans also have shorter terms and/or rates that vary with the prime rate or other short-term interest rate indices. Total consumer loan originations were $19.8 million, $35.1 million and $31.4 million for the fiscal year ended September 30, 1997, 1998 and 1999, respectively. Originations of consumer loans as a percent of total loan originations amounted to 37.2%, 47.0% and 50.0% in 1997, 1998 and 1999 fiscal years, respectively. The 3% increase in the consumer loan originations as a percentage of total loans originated during fiscal 1999 compares to the growth during fiscal years 1997 and 1998. This increase reflects the emphasis on the origination of consumer loans.

     The following table summarizes the amount of interest-earning assets and interest-bearing liabilities outstanding as of September 30, 1999, which are expected to mature, prepay or reprice in each of the future time periods shown. Except as stated below, the amounts of assets or liabilities shown which mature or reprice during a particular period were determined in accordance with the contractual terms of the asset or liability. Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid.

     The money market deposit accounts, which are also generally subject to immediate withdrawal, are included in the "1 Year or Less", category. The passbook accounts and the negotiable order of withdrawal ("NOW") accounts are included in the "1 Year or Less", "More than 1 Year through 3 Years" and "More than 3 Years through 5 Years" categories.

     The following table does not necessarily indicate the impact of general interest rate movements on Harleysville Savings' net interest income because the repricing of certain categories of assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, certain assets and liabilities indicated as repricing within a stated period may in fact reprice at different rate levels.



                                                                      LIQUIDITY AND CAPITAL RESOURCES
------------------------------------------------------------------------------------------------------------------------------------
                                                  1 YEAR         1 TO 3          3 TO 5         5 TO 10       OVER 10
                                                  OR LESS         YEARS           YEARS          YEARS         YEARS          TOTAL
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Mortgage loans
   Adjustable-rate                                 $ 35,134        $ 10,160         $ 7,354       $ 17,819                 $ 70,467
   Fixed rate                                        12,355          21,281          17,409         30,895      $ 47,373    129,313
Mortgage-backed securities
   Adjustable-rate                                   36,595                                                                  36,595
   Fixed rate                                         7,748          14,620          11,960         21,226        69,140    124,694
Consumer and other loans
   Adjustable-rate                                    8,523                                                                   8,523
   Fixed rate                                        20,401          19,411           6,811          3,833                   50,456
Investment securities and other investments           6,071           1,000          10,500         46,125         6,473     70,169
                                                ------------  --------------  -------------- --------------  ------------ ----------

Total interest-earning assets                       126,827          66,472          54,034        119,898       122,986    490,217
                                                ------------  --------------  -------------- --------------  ------------ ----------

INTEREST-BEARING LIABILITIES
Passbook and Club accounts                              541           1,082           1,082                                   2,705
NOW accounts                                          2,362           4,724           4,724                                  11,810
Money Market Deposit accounts                        54,490                                                                  54,490
Certificate accounts                                129,091          87,201          12,986                                 229,278
Borrowed money                                       28,648          49,285          33,628         13,619                  125,180
                                                ------------  --------------  -------------- --------------  ------------ ----------

Total interest-bearing liabilities                  215,132         142,292          52,420         13,619                  423,463
                                                ------------  --------------  -------------- --------------  ------------ ----------

Repricing GAP during the period                    $(88,305)       $(75,820)        $ 1,614      $ 106,279     $ 122,986   $ 66,754
                                                ============  ==============  ============== ==============  ============ ==========

Cumulative GAP                                     $(88,305)      $(164,125)      $(162,511)      $(56,232)     $ 66,754
                                                ============  ==============  ============== ==============  ============

Ratio of GAP during the period to total assets      -19.20%         -16.49%           0.35%         23.11%        26.74%
                                                ============  ==============  ============== ==============  ============

Ratio of cumulative GAP to total assets             -19.20%         -35.69%         -35.34%        -12.23%        14.52%
                                                ============  ==============  ============== ==============  ============

     The Bank's assets increased from $345.2 million as of September 30, 1997, to $417.5 million as of September 30, 1998, and to $459.8 million as of September 30, 1999. Stockholders' equity increased from $22.9 million as of September 30, 1997, to $26.1 million as of September 30, 1998, and to $29.0 million as of September 30, 1999. As of September 30, 1999, stockholders' equity amounted to 6.3% of Harleysville Savings' total assets under generally accepted accounting principles ("GAAP").

     For a financial institution, liquidity is a measure of the ability to fund customers' needs for loans and deposit withdrawals. Harleysville Savings regularly evaluates economic conditions in order to maintain a strong liquidity position. One of the most significant factors considered by management when evaluating liquidity requirements is the stability of the Bank's core deposit base. In addition to cash, the Bank maintains a portfolio of short-term investments to meet its liquidity requirements. Harleysville Savings also relies upon cash flow from operations and other financing activities, generally short-term and long-term debt. Liquidity is also provided by investing activities including the repayment and maturity of loans and investment securities as well as the management of asset sales when considered necessary. The Bank also has access to and sufficient assets to secure lines of credit and other borrowings in amounts adequate to fund any unexpected cash requirements.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institutions performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since prices are affected by inflation to a larger extent than interest rates.

YEAR 2000 COMPLIANCE

     The following discussion of the implications of the year 2000 problem for the Bank contains numerous forward-looking statements based on inherently uncertain information. The cost of the project and the date on which the Bank plans to complete the internal Year 2000 modifications are based on management's best estimates, which are derived utilizing a number of assumptions of future events including the continued availability of internal and external resources, third party modifications and other factors. However, there can be no guarantee that these statements will be achieved and actual results could differ. Moreover, although management believes it will be able to make the necessary modifications in advance, there can be no guarantee that failure to modify the systems would not have a material adverse effect on the Bank.

     The Bank currently has a Year 2000 Project Plan and Review Team in place. As recommended by the Federal Financial Institutions Examination's Council, the Plan encompasses the following phases: Exposure, Assessment, Remediation, Testing and Implementation. These phases will enable the Bank to identify risks, develop an action plan, and perform adequate testing and complete certification that its processing systems will be Year 2000 ready. Execution of the Plan is currently on target.

     The Bank has completed the Remediation Phase, which included among other things, changing the information processing system, the most essential system to the Bank. The system was purchased from Open Solutions Incorporated ("OSI"), Glastonbury, Connecticut. The system has been certified by its vendor as Year 2000 compliant and is supported by a contracted agreement that states the system, including the software will be Year 2000 compliant prior to January 1, 2000. During the Remediation Phase, the Bank contacted all other material vendors and suppliers regarding their Year 2000 state of readiness. No contracts, written assurance, or oral assurances with the Bank's material vendors, system providers, and suppliers include any type of remedy or penalty for breach of contract in the event that any of these parties are not Year 2000 compliant.

     As a practical matter, individual mortgage loan and consumer loan customers were not contacted regarding their Year 2000 readiness. It was deemed to be beyond the scope of our testing parameters to contact these borrowers. Further, most of these are individuals with adequate collateral for their loans.

     If the Plan fails to significantly address the Year 2000 issues of the Bank, the following, among other things, could negatively affect the Bank:

(a) Utility service companies may be unable to provide the necessary service to the Bank's offices. However, in anticipation of the system conversion, a generator was installed at the Harleysville Office, which will adequately meet the electric needs of the entire facility.

(b)  The Bank may have to transact its business manually.

     The Bank will attempt to monitor these uncertainties by continuing to request an update on all critical and important vendors throughout the remainder of 1999. If the Bank identifies any concern related to any critical or important vendor, the contingency plans will be implemented immediately to assure continued service to the Bank's customers.

     The Bank has completed the Testing Phase, which involved testing of all internal systems as well as testing with vendors. The Implementation Phase is to certify that systems are Year 2000 ready, along with assurances that any new systems are compliant on a going-forward basis. No assurance can be given that the Year 2000 Project Plan will be completed successfully by the year 2000, in which event the Bank could incur significant costs.

     If the provider of the information processing system is unable to resolve potential problem in time, the Bank would likely experience significant data processing delays, mistakes, or failures. These delays, mistakes, or failures could have a significant adverse impact on the financial statement of the Bank.

     Monitoring and managing the Year 2000 project will result in additional direct and indirect costs to the Bank. Direct costs include potential charges by third party software vendors for product enhancements, costs involved in testing software products for Year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software products which are not enhanced. Indirect costs will principally consist of the time devoted by existing employees in managing software vendor progress, testing enhanced software products, and implementing any necessary contingency plans. The Bank does not expect direct costs to be material over the next quarter.

     The Bank developed its own Year 2000 contingency plans concerning specific software and hardware issues and a business resumption plan addressing operational plans for continuing operation for a substantial majority of the mission critical hardware and software functions and programs. These plans were completed in March of 1999. The Year 2000 Project Plan and Review Team will review substantially all mission critical test plans and contingency and business resumption plans to ensure the reasonableness of the plans.

     Despite the best efforts of management to address this issue, the vast number of external entities that have direct and indirect business relationships with the Bank, such as customers, vendors, payment system providers and other financial institutions, makes it impossible to assure that a failure to achieve compliance by one or more of these entities would not have material adverse impact on the operation of the Bank.


                    RESOLUTION PHASES OF YEAR 2000 COMPLIANCE AT SEPTEMBER 30, 1999

EXPOSURE          ASSESSMENT                  REMEDIATION                TESTING          IMPLEMENTATION
Information         100% Complete             100% Complete           100% Complete        100% Complete
Technology

Equipment           100% Complete             100% Complete           100% Complete        100% Complete
with software

3rd Party           100% Complete             100% Complete           100% Complete        100% Complete
interface


FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements and information relating to the Bank that are based on the beliefs of management as well as assumptions made by and information currently available to management. In addition, in those and other portions of this document, the words "anticipate," "believe," "estimate," "except," "intend," "should" and similar expressions, or the negative thereof, as they relate to the Bank or the Bank's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Bank with respect to future-looking events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Bank does not intend to update these forward-looking statements.

INDEPENDENT AUDITORS' REPORT

TO THE PRESIDENT, BOARD OF DIRECTORS AND STOCKHOLDERS OF
HARLEYSVILLE SAVINGS BANK, HARLEYSVILLE, PENNSYLVANIA:

     We have audited the accompanying consolidated statements of financial condition of Harleysville Savings Bank ("the Bank") as of September 30, 1999 and 1998, and the related statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1999. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Bank as of September 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1999 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

October 22, 1999


Consoldiated Statements of Financial Condition
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     SEPTEMBER 30,
                                                                                             1999                     1998
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and amounts due from depository institutions                                             $ 1,273,990             $ 1,131,824
Interest bearing deposits in other banks                                                        2,681,828              17,742,102
                                                                                      --------------------     -------------------

     Total cash and cash equivalents                                                            3,955,818              18,873,926
Investment securities held to maturity
     (fair value - 1999, $59,201,000; 1998, $51,248,000)                                       61,014,582              50,622,163
Investment securities available-for-sale at fair value                                          3,201,932               1,586,449
Mortgage-backed securities held to maturity
     (fair value - 1999, $114,497,000; 1998, $79,590,000)                                     116,778,337              78,792,620
Mortgage-backed securities available-for-sale at fair value                                     7,915,919               3,695,069
Loans receivable (net of allowance for loan losses -
     1999, $2,040,000; 1998, $2,040,000)                                                      252,259,611             251,729,308
Accrued interest receivable                                                                     2,895,109               2,675,011
Federal Home Loan Bank stock - at cost                                                          6,472,900               4,997,700
Office properties and equipment,net                                                             4,677,886               4,039,728
Deferred income taxes                                                                             304,060                 242,576
Prepaid expenses and other assets                                                                 371,568                 278,319
                                                                                      --------------------     -------------------
TOTAL ASSETS                                                                                $ 459,847,722            $417,532,869
                                                                                      ====================     ===================
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
     Deposits                                                                               $ 303,660,099            $289,827,372
     Advances from Federal Home Loan Bank                                                     125,179,928              99,953,108
     Accrued interest payable                                                                     601,813                 524,741
     Advances from borrowers for taxes and insurance                                              874,167                 689,894
     Accounts payable and accrued expenses                                                        569,068                 437,957
                                                                                      --------------------     -------------------
     TOTAL LIABILITIES                                                                        430,885,075             391,433,072
                                                                                      --------------------     -------------------
                                                                                      --------------------     -------------------

COMMITMENTS
STOCKHOLDERS' EQUITY:
     Preferred Stock:  $1.00 par value;
       2,500,000 shares authorized; none issued
     Common stock:  $1.00 par value; 5,000,000
       shares authorized; issued and outstanding,
       1999, 2,256,750 shares; 1998, 1,676,703 shares                                           2,256,750               1,676,703
     Paid-in capital in excess of par                                                           4,595,612               4,888,367
     Retained earnings - partially restricted                                                  22,211,041              19,516,132
     Accumulated other comprehensive (loss) income                                               (100,756)                 18,595
                                                                                      --------------------     -------------------

     TOTAL STOCKHOLDERS' EQUITY                                                                28,962,647              26,099,797
                                                                                      --------------------     -------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                  $ 459,847,722            $417,532,869
                                                                                      ====================     ===================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------------------------------------------
                                                                           YEAR ENDED SEPTEMBER 30,
                                                                 1999               1998                1997
-------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest on mortgage loans                                      $14,832,086        $15,091,871         $14,821,093
Interest on mortgage-backed securities                            6,002,879          2,985,183           1,429,509
Interest on consumer and other loans                              4,468,156          4,635,388           4,113,529
Interest and dividends on investments                             4,412,768          4,415,987           4,121,132
                                                            ----------------  -----------------   -----------------

TOTAL INTEREST INCOME                                            29,715,889         27,128,429          24,485,263
                                                            ----------------  -----------------   -----------------

INTEREST EXPENSE:
Interest on deposits                                             14,169,061         14,181,937          12,950,529
Interest on borrowings                                            6,030,367          3,766,997           2,411,578
                                                            ----------------  -----------------   -----------------

TOTAL INTEREST EXPENSE                                           20,199,428         17,948,934          15,362,107
                                                            ----------------  -----------------   -----------------
NET INTEREST INCOME                                               9,516,461          9,179,495           9,123,156
PROVISION FOR LOAN LOSSES                                            16,579            119,817             177,424
                                                            ----------------  -----------------   -----------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES               9,499,882          9,059,678           8,945,732
                                                            ----------------  -----------------   -----------------
OTHER INCOME:
Gain on sales of loans                                               35,120            101,052
Loss on sales of securities                                                                                (10,239)
Other income                                                        450,842            452,644             423,433
                                                            ----------------  -----------------   -----------------
TOTAL OTHER INCOME                                                  485,962            553,696             413,194
                                                            ----------------  -----------------   -----------------

OTHER EXPENSES:
Salaries and employee benefits                                    2,388,307          2,236,046           2,091,357
Occupancy and equipment                                           1,152,407            981,434             870,212
Deposit insurance premiums                                          171,999            172,929             124,818
Other                                                             1,145,036          1,137,201           1,074,571
                                                            ----------------  -----------------   -----------------
TOTAL OTHER EXPENSES                                              4,857,749          4,527,610           4,160,958
                                                            ----------------  -----------------   -----------------
INCOME BEFORE INCOME TAXES:                                       5,128,095          5,085,764           5,197,968

INCOME TAX EXPENSE                                                1,622,000          1,605,000           1,784,000
                                                            ----------------  -----------------   -----------------
NET INCOME                                                       $3,506,095         $3,480,764          $3,413,968
                                                            ================  =================   =================
EARNINGS PER SHARE:
   Basic                                                             $ 1.56             $ 1.57              $ 1.56
                                                            ================  =================   =================
   Diluted                                                           $ 1.53             $ 1.52              $ 1.52
                                                            ================  =================   =================
WEIGHTED AVERAGE SHARES OUTSTANDING:
   Basic                                                          2,244,055          2,225,802           2,189,780
                                                            ================  =================   =================
   Diluted                                                        2,294,532          2,300,501           2,249,768
                                                            ================  =================   =================


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMPREHENSIVE INCOME


--------------------------------------------------------------------------------------------------------------------------------
                                                                             1999               1998                1997
--------------------------------------------------------------------------------------------------------------------------------

Net Income                                                                   $ 3,506,095         $ 3,480,764        $ 3,413,968

Other Comprehensive Income

Unrealized (loss) gain on securities net of tax ( benefit) or
expense -- 1999, ($51,905); 1998, $9,579; 1997, $32,867                         (119,351)             72,220            124,020
Plus reclassification adjustment for loss (net) included
in net income                                                                                                            (6,758)
                                                                             -----------         -----------        -----------
Total Comprehensive Income                                                   $ 3,386,744         $ 3,552,984        $ 3,531,230
                                                                             ===========         ===========        ===========


CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

---------------------------------------------------------------------------------------------------------------------------------
                                                           Paid-in       Retained      Accumulated      Employee
                                                           Capital      Earnings-         Other           Stock         Total
                                               Common     in Excess     Partially     Comprehensive     Ownership   Stockholders'
                                               Stock        of Par      Restricted    (Loss) Income       Plan         Equity
---------------------------------------------------------------------------------------------------------------------------------
Balance at October 1, 1996                   $1,291,895  $4,617,658    $13,998,161     $ (170,887)     $(120,086)  $ 19,616,741

Net Income                                                               3,413,968                                    3,413,968
Issuance of Common Stock                         41,308     265,127                                                     306,435
Stock Split                                     328,423    (328,423)        (5,459)                                      (5,459)
Dividends - $.39 per share                                                (637,059)                                    (637,059)
Repayment of ESOP debt                                                                                    60,060         60,060
Change in unrealizable holding loss
  on available-for-sale securities, net
  of tax                                                                                  117,262                       117,262
                                          -------------- -----------  -------------  ---------------- -----------  --------------

Balance at September 30, 1997                 1,661,626   4,554,362     16,769,611        (53,625)       (60,026)    22,871,948


Net Income                                                               3,480,764                                    3,480,764
Issuance of Common Stock                         15,077     334,005                                                     349,082
Dividends - $.44 per share                                                (734,243)                                    (734,243)
Repayment of ESOP debt                                                                                    60,026         60,026
Change in unrealized holding loss
  on available-for-sale securities, net
  of tax                                                                                   72,220                        72,220
                                          -------------- -----------  -------------  ---------------- -----------  --------------

Balance at September 30, 1998                 1,676,703   4,888,367     19,516,132         18,595                    26,099,797


Net Income                                                               3,506,095                                    3,506,095
Issuance of Common Stock                         20,701     266,591                                                     287,292
Stock Split                                     559,346    (559,346)                                                          -
Dividends - $. 36 per share                                               (811,186)                                    (811,186)
Change in unrealized holding gain                                                                                             -
  on available-for-sale securities, net
  of tax                                                                                 (119,351)                     (119,351)
                                             ----------  ----------    -----------     ----------      --------    ------------
Balance at September 30, 1999                $2,256,750  $4,595,612    $22,211,041     $ (100,756)     $           $ 28,962,647
                                             ==========  ==========    ===========     ==========      ========    ============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Consolidated Statements of Cash Flow
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             Year Ended September 30,
                                                                                       1999          1998            1997
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES:
Net Income                                                                        $ 3,506,095     $ 3,480,764     $ 3,413,968
Adjustments to reconcile net income to
net cash provided by operating activities:
Provision for loan losses                                                              16,579         119,817         177,424
Depreciation                                                                          309,410         277,904         252,291
Deferred income taxes                                                                  90,000           7,641          21,260
Realized gain on sales of loans                                                       (35,120)       (101,052)
Realized gain on sale of real estate owned                                                                            (19,110)
Proceeds from the sale of loans held for sale                                       2,879,561       5,696,900
Amortization of deferred loan fees                                                   (320,711)       (402,699)       (314,283)
Changes in assets and liabilities which provided (used) cash:
Increase (decrease) in accounts payable and accrued expenses
  and income taxes payable                                                            131,111        (773,331)       (542,493)
Decrease (increase) in prepaid expenses and other assets                               93,249         285,724        (285,829)
Decrease (increase) in accrued interest receivable                                    220,098        (293,512)         11,271
Increase (decrease) in accrued interest payable                                        77,072         260,871         (29,447)
                                                                             -----------------   -------------   -------------

Net cash provided by operating activities                                           6,967,344       8,559,027       2,685,052
                                                                             -----------------   -------------   -------------


INVESTING ACTIVITIES:

Purchase of mortgage-backed securities held to maturity                           (63,346,162)    (68,025,542)     (3,817,722)
Purchase of mortgage-backed securities available-for-sale                          (4,902,126)
Purchase of investment securities held to maturity                                (47,859,407)    (41,562,507)    (27,803,101)
Purchase of investment securities available-for-sale                               (1,549,213)
Proceeds from maturities of investment securities available-for-sale                                2,000,000
Proceeds from sale of investment securities available-for-sale                                                      2,892,104
Purchase of FHLB stock                                                             (1,475,200)     (2,488,200)       (324,500)
Proceeds from maturities of investment securities                                  37,466,988      39,401,215      24,993,642
Principal collected on long-term loans & mortgage-backed securities                84,653,788      70,048,479      43,726,833
Long-term loans originated or acquired                                            (62,646,388)    (74,827,218)    (53,236,006)
Purchases of premises and equipment                                                  (947,658)       (662,251)       (270,762)
Proceeds from sale of real estate owned                                                                               377,190
                                                                             -----------------   -------------   -------------

Net cash used by investing activities                                             (60,605,378)    (76,116,024)    (13,462,322)
                                                                             -----------------   -------------   -------------


FINANCING ACTIVITIES:

Net increase in demand deposits, NOW accounts
    and savings accounts                                                           20,773,715       4,815,751         398,134
Net (decrease) increase in certificates of deposit                                 (6,940,988)     11,238,374      24,115,316
Cash dividends                                                                       (811,186)       (734,243)       (642,518)
Net increase in FHLB advances                                                      25,226,820      53,599,175       2,654,009
Net proceeds from issuance of stock                                                   287,292         349,082         306,435
Net increase (decrease) in advances from borrowers for taxes and insurance            184,273         (14,438)        (47,490)
                                                                             -----------------   -------------   -------------

Net cash provided by financing activities                                          38,719,926      69,253,701      26,783,886
                                                                             -----------------   -------------   -------------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                  (14,918,108)      1,696,704      16,006,616

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                     18,873,926      17,177,222       1,170,606
                                                                             -----------------   -------------   -------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                          $ 3,955,818    $ 18,873,926     $17,177,222
                                                                             =================   =============   =============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION-
Cash paid during the period for:

      Interest (credited and paid)                                                $14,091,989    $ 13,921,066     $12,979,976


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND NATURE OF OPERATIONS - Harleysville Savings Bank (the "Bank") is a Pennsylvania chartered stock savings bank and is regulated by the FDIC and the Pennsylvania Department of Banking. The Bank is principally in the business of attracting deposits through its branch offices and investing those deposits, together with funds from borrowings and operations, primarily in single family residential and consumer loans.

INVESTMENTS AND MORTGAGE-BACKED SECURITIES - The Bank accounts for debt and equity securities as follows:

    Held to Maturity - Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

    Available for Sale - Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability of and the yield of alternative investments are classified as available for sale. These assets are carried at fair value. Fair value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax as a separate component of stockholders' equity until realized.

INTEREST ON LOANS - Interest on loans is recognized as income when earned. The Bank does not recognize interest on loans deemed to be uncollectible.

ALLOWANCE FOR LOAN LOSSES - Allowances for loan losses primarily include charges to reduce the recorded balances of mortgage loans receivable. The charges can represent a general reserve on the entire mortgage portfolio or specific reserves for individual loans.

    Allowances are provided for specific loans when losses are probable and can be estimated. When this occurs, management considers the remaining principal balance and estimated net realizable value of the property collateralizing the loan. Current and future operating and/or sales conditions are considered. These estimates are susceptible to changes that could result in material adjustments to results of operations. Recovery of the carrying value of such loans is dependent, to a great extent, on economic, operating and other conditions that may be beyond management's control.

    Loan loss reserves are established as an allowance for losses based on the perceived risk of loss in the loan portfolio. In assessing risk, management considers historical experience, volume and composition of lending conducted by the Bank, industry standards, status of nonperforming loans, general economic conditions as they relate to the Bank's market area, and other factors related to the collectibility of the Bank's loan portfolio. An adjustment to the carrying value of a loan through the provision for loan losses occurs when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan.

REAL ESTATE OWNED - Real estate owned is initially recorded at the lower of carrying value of the loan or fair value at the date of foreclosure less estimated costs to dispose. Costs relating to the development and improvement of the property are capitalized, and those relating to holding the property are charged to expense.

OFFICE PROPERTIES AND EQUIPMENT - Office properties and equipment are recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives of the assets. The costs of maintenance and repairs are expensed as they are incurred, and renewals and betterments are capitalized.

DEFERRED LOAN FEES - The Bank recognizes loan fees and certain direct loan origination costs in accordance with Financial Accounting Standards ("SFAS") No. 91, ACCOUNTING FOR NONREFUNDABLE FEES AND COSTS ASSOCIATED WITH ORIGINATING OR ACQUIRING LOANS AND INDIRECT COSTS OF LEASES. SFAS No. 91 requires the deferral of all loan fee income, net of certain direct loan origination costs. Net deferred loan fees are accreted into income as a yield adjustment over the life of the loan using the interest method. SFAS No. 91 permits the deferral only of direct loan origination costs relating to successful loan origination efforts, not idle time or overcapacity.

INCOME TAXES - Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES - The Bank accounts for transfers and servicing of financial assets in accordance with SFAS No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. The statement requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. It requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the asset sold, if any, and retained interest, if any, based on their relative fair values at the date of transfer. It also provides implementation guidance for servicing of financial assets, securitizations, loan syndications and participations and transfers of loan receivables with recourse.

ACCOUNTING FOR STOCK OPTIONS - The Bank accounts for stock-based compensation in accordance with the Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. This method calculates compensation expense using the intrinsic value method, which recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Bank has not recognized any compensation expense under this method. The Bank adopted the reporting disclosure requirements of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which requires the Bank to disclose the pro forma effects of accounting for stock-based compensation using the fair value method as described in the accounting requirements of SFAS No. 123. As permitted by SFAS No. 123, the Bank continues to account for stock-based compensation under APB Opinion No. 25.

ACCOUNTING FOR COMPREHENSIVE INCOME - During 1999, the Bank adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which requires disclosure of, as a component of comprehensive income, amounts from transactions and other events which are currently excluded from the statement of income and are recorded directly to stockholders' equity.

ACCOUNTING PRINCIPLES ISSUED AND NOT YET ADOPTED - In June 1998, SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, was issued. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The effective date was addressed in SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - DEFERRAL OF EFFECTIVE DATE OF FASB NO. 133, and will not be applied retroactively to financial statements of prior periods. The impact of this statement will depend on the extent of derivatives and embedded derivatives at the date this statement is adopted.

ACCOUNTING FOR EARNINGS PER SHARE - SFAS No. 128, EARNINGS PER SHARE, establishes standards for computing and presenting earnings per share. Basic earnings per common share is computed based on the weighted average number of shares outstanding. Diluted earnings per share is computed based on the weighted average number of shares outstanding, increased by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of stock options (treasury stock method). These purchases were assumed to have been made at the average market price of the common stock. On January 27, 1999, the Bank's Board of Directors declared a special four-for-three stock split effective February 24, 1999, to stockholders of record on February 10, 1999. Accordingly, earnings per share for the years ended September 30, 1998 and 1997, have been restated to reflect the increased number of shares outstanding. The weighted average shares outstanding used to calculate earnings per share were as follows:


-------------------------------------------------------------------------------------------------------------------------
                                                                                Years Ended September 30,
                                                                     1999                  1998                  1997
-------------------------------------------------------------------------------------------------------------------------

Average shares outstanding - basic                                  2,244,055             2,225,802             2,189,780
Increase in shares due to options - diluted                            50,477                74,699                59,988
                                                                    ---------             ---------             ---------
Adjusted shares outstanding - diluted                               2,294,532             2,300,501             2,249,768
                                                                    =========             =========             =========

INTEREST RATE RISK - The Bank is engaged principally in providing first mortgage loans to individuals and commercial enterprises. At September 30, 1999, the Bank's assets that earned interest at fixed interest rates were funded primarily with short-term liabilities that have interest rates that vary with market rates over time.

     At September 30, 1999, the Bank had interest-earning assets of approximately $450,325,000 having a weighted average effective yield of 7.02% and a weighted average term to maturity, or rate adjustment for adjustable rate loans of 5.96 years, and interest-bearing liabilities of approximately $423,468,000 having a weighted average effective interest rate of 5.07% and a weighted average term to maturity of 1.47 years. The shorter duration of the interest-sensitive liabilities indicates that the Bank is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the fair value of long-term assets and net interest income.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of income and expenses during the reporting period. The most significant of these estimates is the allowance for loan losses. Actual results could differ from those estimates.

RECLASSIFICATION - Certain items in the 1998 and 1997 financial statements have been reclassified to conform with the presentation in the 1999 consolidated financial statements.

2. INVESTMENT SECURITIES HELD TO MATURITY

A comparison of cost and approximate fair value of investment securities, by maturities, is as follows:


-------------------------------------------------------------------------------------------------------------------------------
                                                                                 SEPTEMBER 30, 1999
-------------------------------------------------------------------------------------------------------------------------------
                                                                              GROSS              GROSS
                                                         AMORTIZED          UNREALIZED        UNREALIZED         APPROXIMATE
                                                            COST              GAINS             LOSSES           FAIR VALUE
-------------------------------------------------------------------------------------------------------------------------------
U.S. Government Agencies
      Due after 3 years through 5 years                    $11,500,000                          $  (246,000)       $11,254,000
      Due after 5 years through 10 years                    25,002,578         $   1,281         (1,113,859)        23,890,000
      Due after 10 years through 15 years                   16,389,395            53,218           (491,613)        15,951,000
Tax Exempt Obligations
      Due after 15 years                                     8,122,609            84,835           (101,444)         8,106,000
                                                      -----------------   ---------------   ----------------   ----------------

Total Investment Securities                                $61,014,582         $ 139,334        $(1,952,916)       $59,201,000
                                                      =================   ===============   ================   ================


-------------------------------------------------------------------------------------------------------------------------
                                                                           SEPTEMBER 30, 1998
-------------------------------------------------------------------------------------------------------------------------
                                                                        GROSS              GROSS
                                                   AMORTIZED          UNREALIZED        UNREALIZED         APPROXIMATE
                                                      COST              GAINS             LOSSES           FAIR VALUE
-------------------------------------------------------------------------------------------------------------------------
U.S. Government Agencies
      Due after 2 years through 5 years              $19,997,565         $ 136,435                           $20,134,000
      Due after 5 years through 10 years              16,000,000           152,220             $ (220)        16,152,000
      Due after 10 years through 15 years              5,000,000            34,000                             5,034,000
      Due after 15 years                               1,503,654             3,346                             1,507,000
Tax Exempt Obligations
      Due after 15 years                               8,120,944           300,056                             8,421,000
                                                -----------------   ---------------   ----------------   ----------------

Total Investment Securities                          $50,622,163         $ 626,057             $ (220)       $51,248,000
                                                =================   ===============   ================   ================


U.S. Government Agencies include structured note securities with periodic interest rate adjustments and are callable periodically by the issuing agency. These structured notes were comprised of step-up bonds with par values of $998 thousand and $8 million at September 30, 1999, and September 30, 1998, respectively.

The Bank has the positive intent and the ability to hold these securities to maturity. At September 30, 1999, neither a disposal, nor conditions that could lead to a decision not to hold these securities to maturity were reasonably foreseen.

3.  INVESTMENT SECURITIES AVAILABLE-FOR-SALE

A comparison of cost and approximate fair value of investment securities, by maturities, is as follows:


-------------------------------------------------------------------------------------------------------------------
                                                                  SEPTEMBER 30, 1999
-------------------------------------------------------------------------------------------------------------------
                                                                 GROSS              GROSS
                                          AMORTIZED           UNREALIZED         UNREALIZED         APPROXIMATE
                                             COST                GAIN              LOSSES            FAIR VALUE
-------------------------------------------------------------------------------------------------------------------
ARM Mutual Funds                            $3,242,085         $        -          $ (40,153)         $ 3,201,932
                                        ---------------      --------------     --------------    -----------------
Total Investment Securities                 $3,242,085         $        -          $ (40,153)         $ 3,201,932
                                        ===============      ==============     ==============    =================



--------------------------------------------------------------------------------------------------------------------
                                                                    SEPTEMBER 30, 1998
--------------------------------------------------------------------------------------------------------------------
                                                                  GROSS              GROSS
                                           AMORTIZED           UNREALIZED         UNREALIZED         APPROXIMATE
                                              COST                GAIN              LOSSES            FAIR VALUE
--------------------------------------------------------------------------------------------------------------------
ARM Mutual Funds                             $1,606,721          $       -          $ (20,272)        $ 1,586,449
                                         ---------------      --------------     --------------    -----------------
Total Investment Securities                  $1,606,721          $       -          $ (20,272)         $ 1,586,449
                                         ===============      ==============     ==============    =================

4. MORTGAGE-BACKED SECURITIES HELD TO MATURITY

A comparison of cost and approximate fair value of mortgage-backed securities is as follows:


----------------------------------------------------------------------------------------------------------------------
                                                                         SEPTEMBER 30,1999
----------------------------------------------------------------------------------------------------------------------
                                                                   GROSS              GROSS
                                             AMORTIZED          UNREALIZED         UNREALIZED          APPROXIMATE
                                               COST                GAINS             LOSSES             FAIR VALUE
----------------------------------------------------------------------------------------------------------------------
Collateralized mortgage obligations            $43,559,590          $ 96,166          $ (908,756)        $ 42,747,000
FHLMC pass-through certificates                  9,136,261            52,811             (94,072)           9,095,000
FNMA pass-through certificates                  26,224,652            79,902            (710,554)          25,594,000
GNMA pass-through certificates                  37,857,834            22,070            (818,904)          37,061,000
                                         ------------------    --------------    ----------------    -----------------

Total Mortgage-Backed Securities              $116,778,337          $250,949         $(2,532,286)        $114,497,000
                                         ==================    ==============    ================    =================



----------------------------------------------------------------------------------------------------------------------
                                                                        SEPTEMBER 30,1998
----------------------------------------------------------------------------------------------------------------------
                                                                   GROSS              GROSS
                                             AMORTIZED          UNREALIZED         UNREALIZED          APPROXIMATE
                                               COST                GAINS             LOSSES             FAIR VALUE
----------------------------------------------------------------------------------------------------------------------
Collateralized mortgage obligations            $10,007,470          $ 35,519           $ (59,989)         $ 9,983,000
FHLMC pass-through certificates                  8,153,649           145,382              (3,031)           8,296,000
FNMA pass-through certificates                  17,529,774           296,872              (1,646)          17,825,000
GNMA pass-through certificates                  43,101,727           411,491             (27,218)          43,486,000
                                         ------------------    --------------    ----------------    -----------------

Total Mortgage-Backed Securities               $78,792,620          $889,264           $ (91,884)        $ 79,590,000
                                         ==================    ==============    ================    =================


The Bank has the positive intent and ability to hold these securities to maturity. At September 30, 1999, neither a disposal nor conditions that could lead to a decision not to hold these securities to maturity, were reasonably foreseen.

5. MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

A comparison of cost and approximate fair value of mortgage-backed securities is as follows:


--------------------------------------------------------------------------------------------------------------------------
                                                                           September 30,1999
--------------------------------------------------------------------------------------------------------------------------
                                                                       Gross              Gross
                                                  Amortized          Unrealized        Unrealized          Approximate
                                                     Cost              Gains             Losses            Fair Value
--------------------------------------------------------------------------------------------------------------------------

FHLMC pass-through certificates                      $3,125,446      $          -        $ (101,662)          $ 3,023,784
GNMA pass-through certificates                        4,902,981                 -           (10,846)            4,892,135
                                               -----------------   ---------------    --------------    ------------------
Total Mortgage-Backed Securities                     $8,028,427      $          -        $ (112,508)          $ 7,915,919
                                               =================   ===============    ==============    ==================



-----------------------------------------------------------------------------------------------------------------
                                                                 SEPTEMBER 30,1998
-----------------------------------------------------------------------------------------------------------------
                                                              GROSS              GROSS
                                         AMORTIZED          UNREALIZED        UNREALIZED          APPROXIMATE
                                            COST              GAINS             LOSSES            FAIR VALUE
-----------------------------------------------------------------------------------------------------------------
FHLMC pass-through certificates             $3,646,623          $ 48,446       $         -           $ 3,695,069
                                      -----------------   ---------------    --------------    ------------------
Total Mortgage-Backed Securities            $3,646,623          $ 48,446       $         -           $ 3,695,069
                                      =================   ===============    ==============    ==================

6. LOANS RECEIVABLE

Loans receivable consist of the following:


--------------------------------------------------------------------------------------------------------------------------
                                                                                 SEPTEMBER 30,
                                                            1999                                              1998
--------------------------------------------------------------------------------------------------------------------------
Residential Mortgages                                      $195,126,790                                      $193,746,691
Commercial Mortgages                                            766,627                                           579,217
Construction                                                  3,885,232                                         6,785,270
Education                                                     1,347,591                                           957,904
Savings Account                                                 535,036                                           513,808
Home Equity                                                  49,240,261                                        49,826,671
Automobile and other                                            660,504                                           668,659
Line of Credit                                                7,175,891                                         7,006,615
                                                      ------------------                                ------------------

Total                                                       258,737,932                                       260,084,835
Undisbursed portion of loans in process                      (2,533,342)                                       (4,442,832)
Deferred loan fees                                           (1,904,979)                                       (1,872,695)
Allowance for loan losses                                    (2,040,000)                                       (2,040,000)
                                                      ------------------                                ------------------
Loans Receivable - net                                     $252,259,611                                      $251,729,308
                                                      ==================                                ==================


The Bank originates and purchases both adjustable and fixed interest rate loans and mortgage-backed securities. At September 30, 1999, the composition of these loans and mortgage-backed securities, in thousands, is as follows:


             -------------------------------------------------------------------------------------------
                                 FIXED-RATE                                   ADJUSTABLE-RATE
                TERM TO MATURITY           BOOK VALUE            TERM TO MATURITY            BOOK VALUE
             ------------------------------------------       ------------------------------------------
                 1 year or less              $   1,387         1 year or less                  $  79,540
                   1-3 years                     5,701            1-3 years                       10,160
                   3-5 years                    21,967            3-5 years                        7,354
                   5-15 years                   44,559           5-15 years                       18,593
                 over 15 years                 191,638
                                           ------------                                ------------------
                                             $ 265,252                                         $ 115,647
                                           ============                                ==================

The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the 1-year U.S. Treasury Securities rate. Future market factors may affect the correlation of the interest rate adjustment with the rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans.

At September 30, 1999, 1998 and 1997, the Bank was servicing loans for others amounting to approximately $7,550,000, $9,500,000 and $12,600,000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded upon receipt and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with the loans serviced for others, the Bank held borrowers' escrow balances of approximately $48,000, $32,000, and $30,000 at September 30, 1999, 1998, and 1997, respectively.

Loans to officers and directors at September 30, 1999 and 1998, were approximately $256,100 and $268,100, respectively. Additional loans and repayments for the year ended September 30, 1999, were approximately $6,300 and $18,300, respectively, and for the year ended September 30, 1998, were approximately $600 and $34,800, respectively.

The Bank provides loans primarily in its local market area to borrowers that share similar attributes. This concentration of credit exposes the Bank to a higher degree of risk in this regard.

The following schedule summarizes the changes in the allowance for loan losses:

-------------------------------------------------------------------------------------------------------------------------
                                                                           YEAR ENDED SEPTEMBER 30,
                                                            1999                     1998                     1997
-------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                  $ 2,040,000                $ 1,925,000            $ 1,760,000
Provision for loan losses                                        16,579                    119,817                177,424
Amounts charged off net                                         (16,579)                    (4,817)               (12,424)
                                                      ------------------     ----------------------     ------------------
Balance, end of year                                        $ 2,040,000                $ 2,040,000            $ 1,925,000
                                                      ==================     ======================     ==================


The provision for loan losses charged to expense is based upon past loan and loss experiences and an evaluation of potential losses in the current loan portfolio, including the evaluation of impaired loans under SFAS No. 114. A loan is considered to be impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. As of September 30, 1999, 100% of the impaired loan balance was measured for impairment based on the fair value of the loans' collateral. Impairment losses are included in the provision for loan losses. SFAS No. 114 do not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans. At September 30, 1999 and 1998, the Bank's impaired loans consisted of smaller balance residential mortgage loans collectively evaluated for impairment. Non-performing loans (which include loans of in excess of 90 days delinquent) at September 30, 1999 and 1998, amounted approximately $313,000 and $168,000, respectively.

7. ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

---------------------------------------------------------------------------------------------------
                                                                        SEPTEMBER 30,
                                                            1999                        1998
---------------------------------------------------------------------------------------------------
Investments and interest-bearing deposits                  $  863,305                  $   873,330
Mortgage-backed securities                                    685,581                      446,145
Loans receivable                                            1,346,223                    1,355,536
                                                        --------------             ----------------
Total                                                      $2,895,109                  $ 2,675,011
                                                        ==============             ================


8. OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized by major classifications as follows:

-----------------------------------------------------------------------------------
                                                            SEPTEMBER 30,
                                                    1999                1998
-----------------------------------------------------------------------------------
Land and buildings                                 $4,139,005          $ 4,059,640
Furniture, fixtures and equipment                   2,740,822            1,816,228
Automobiles                                            52,263               52,263
                                               ---------------     ----------------
Total                                               6,932,090            5,928,131
Less accumulated depreciation                      (2,254,204)          (1,888,403)
                                               ---------------     ----------------
Net                                                $4,677,886          $ 4,039,728
                                               ===============     ================


9. DEPOSITS

Deposits are summarized as follows:


------------------------------------------------------------------------------------------------------------------------------
                                                                                       SEPTEMBER 30,
                                                                      1999                                             1998
------------------------------------------------------------------------------------------------------------------------------
                                                                               WEIGHTED                               WEIGHTED
                                                                               INTEREST                               INTEREST
                                                           AMOUNT               RATE                 AMOUNT           RATE
------------------------------------------------------------------------------------------------------------------------------
NOW accounts                                           $ 11,811,986            1.23%            $  9,862,578           1.25%
Checking accounts                                         5,372,003            0.00%               5,127,783           0.00%
Money Market Deposit accounts                            54,490,438            3.60%              35,360,664           3.11%
Passbook and Club accounts                                2,706,688            2.59%               3,256,375           2.13%
Certificate accounts                                    229,278,984            5.28%             236,219,972           5.66%
                                                  ------------------       ----------     -------------------       ---------
Total Deposits                                         $303,660,099            4.70%            $289,827,372           5.06%
                                                  ==================       ==========     ===================       =========


At September 30, 1999, the amounts of scheduled maturities of certificate accounts were as follows:


For the year ended September 30:                       2000                           $129,091,456
                                                       2001                             75,097,939
                                                       2002                             12,103,432
                                                       2003                              8,876,751
                                                       2004 and thereafter               4,109,406
                                                                                -------------------
                                                                                      $229,278,984
                                                                                ===================

The aggregate amount of certificate accounts in denominations of $100,000 or more at September 30, 1999 amounted to approximately $13 million. Deposits in excess of $100,000 are not federally insured.

Interest expense on savings deposits is composed of the following:


--------------------------------------------------------------------------------------------------------------------
                                                                             SEPTEMBER 30,
                                                        1999                     1998                    1997
--------------------------------------------------------------------------------------------------------------------
NOW accounts and MMDA accounts                          $ 1,706,721              $ 1,045,554            $  1,081,366
Passbook and Club accounts                                   58,320                   72,328                  75,328
Certificate accounts                                     12,404,020               13,064,055              11,793,835
                                                  ------------------       ------------------     -------------------
Total                                                   $14,169,061              $14,181,937            $ 12,950,529
                                                  ==================       ==================     ===================


10. ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consist of the following:


-------------------------------------------------------------------------------------------------------------------
                                                                    SEPTEMBER 30,
                                                  1999                                         1998
-------------------------------------------------------------------------------------------------------------------
                                                            WEIGHTED                                    WEIGHTED
                                                            INTEREST                                    INTEREST
     MATURING PERIOD                    AMOUNT                RATE                   AMOUNT               RATE
-------------------------------------------------------------------------------------------------------------------
 1 to  12 months                         $10,300,000             5.44%               $20,410,540             5.92%
13 to  24 months                           6,493,431             6.40%                11,107,652             6.20%
25 to  36 months                          19,694,729             6.34%                21,746,805             5.85%
37 to  48 months                           5,074,137             6.51%                 9,460,444             6.15%
49 to  60 months                          10,436,527             5.48%                25,708,047             5.57%
61 to  72 months                          22,549,949             5.98%                 4,845,940             5.92%
73 to  84 months                           4,900,846             5.13%                 4,466,892             5.90%
85 to 120 months                          45,730,309             5.42%                 2,206,788             5.50%
                                   ------------------     -------------          ----------------      ------------
Total                                   $125,179,928             5.76%               $99,953,108             5.86%
                                   ==================     =============          ================      ============


The advances are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans. The Bank has a line of credit of which $1.8 million of the available $12 million was used at September 30, 1999, which has been included in the above table. At September 30, 1998, no amount of the available $9.0 million was used. The line of credit carries a variable market interest rate which was 5.63% and 5.58% at September 30, 1999, and 1998, respectively.


11. INCOME TAXES

In August 1996, The Small Business Job Protection Act (the "Act") was signed into law. The Act repealed the percentage of taxable income method of accounting for bad debts for thrift institutions effective for years beginning after December 31, 1995. The Act required the Bank as of October 1, 1996, to change its method of computing reserves for bad debts to the experience method. The bad debt deduction allowable under this method is available to small banks with assets less than $500 million. Generally, this method allows the Bank to deduct an annual addition to the reserve for bad debts equal to the increase in the balance of the Bank's reserve for bad debts at the end of the year to an amount equal to the percentage of total loans at the end of the year, computed using the ratio of the previous six years net chargeoffs divided by the sum of the previous six years total outstanding loans at year end.

A thrift institution required to change its method of computing reserves for bad debts will treat such change as a change in a method of accounting determined solely with respect to the "applicable excess reserves" of the institution. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after December 31, 1995. The timing of this recapture may be delayed for a two-year period provided certain residential loan requirements are met. At September 30, 1999 and 1998, under SFAS No. 109, deferred taxes were provided on the difference between the book reserve at September 30, 1999 and 1998, respectively, and the applicable excess reserve in the amount equal to the Bank's increase in the tax reserve from December 31, 1987, to September 30, 1996. Retained earnings at September 30, 1999, and 1998 includes approximately $1,325,000 representing bad debt deductions for which no deferred income taxes have been provided.

The expense (benefit) for income taxes differs from that computed at the statutory federal corporate tax rate as follows:


-----------------------------------------------------------------------------------------------------------------------
                                                         YEAR ENDED SEPTEMBER 30,
                                1999                              1998                                1997
-----------------------------------------------------------------------------------------------------------------------
                                            PERCENTAGE                        Percentage                     Percentage
                                             OF PRETAX                        of Pretax                      of Pretax
                               AMOUNT         INCOME          Amount           Income             Amount      Income
-----------------------------------------------------------------------------------------------------------------------
At statutory rate              $1,743,552      34.0%        $1,720,660           34.0%         $1,767,309      34.0%
Adjustments resulting from:
State tax-net of federal
    tax benefit                     3,960                       16,500            0.3             213,180       4.1
Other                            (125,512)     (2.4)          (132,160)          (2.6)           (196,489)     (3.8)
                                 --------      ----           --------           ----            --------      ----
Expense per consolidated
   statements of income        $1,622,000      31.6%        $1,605,000           31.7%         $1,784,000      34.3%
                               ==========      ====         ==========           ====          ==========      ====

Income tax expense is summarized as follows:


                                                   --------------------------------------------------
                                                               Year Ended September 30,
                                                        1999               1998            1997
                                                   --------------------------------------------------
Current                                                $ 1,622,000      $1,695,000    $ 1,384,281
Deferred                                                                   (90,000)       399,719
                                                       -----------      ----------    -----------
Total Income Tax Expense                               $ 1,622,000      $1,605,000    $ 1,784,000
                                                       ===========      ==========    ===========

Items that gave rise to significant portions of the deferred tax accounts are as follows:


--------------------------------------------------------------------------------------
                                                              SEPTEMBER 30,
                                                        1999               1998
                                                   ----------------   ----------------
Deferred Tax Assets:
  Deferred Loan Fees                                     $  80,803          $ 106,689
Unrealized Loss on Investment Securities                    51,905
  Allowance for Loan Losses                                383,952            280,736
                                                         ---------          ---------
  Sub-Total                                                516,660            387,425
                                                         ---------          ---------
Deferred Tax Liabilities:
  Unrealized Gain on Investment Securities                                     (9,579)
Property                                                  (119,011)          (130,697)
  Other                                                    (93,589)            (4,573)
                                                         ---------          ---------
  Sub-Total                                               (212,600)          (144,849)
                                                         ---------          ---------
  Total                                                  $ 304,060          $ 242,576
                                                         =========          =========

Income taxes paid were approximately $1,704,000,$1,908,000, and $1,145,500 for the years ended September 30, 1999, 1998, and 1997, respectively.

12. REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to assets (as defined). Management believes, as of September 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.


------------------------------------------------------------------------------------------------------------------------------
                                                                                                      TO BE CONSIDERED WELL
                                                                                                        CAPITALIZED UNDER
                                                                               FOR CAPITAL              PROMPT CORRECTIVE
                                                        ACTUAL               ADEQUACY PURPOSES          ACTION PROVISIONS
------------------------------------------------------------------------------------------------------------------------------
AS OF SEPTEMBER 30, 1999                          AMOUNT        RATIO        AMOUNT        RATIO         AMOUNT        RATIO
     Tier 1 Capital (to assets)                  $ 29,036,902     6.31%     $ 18,393,909     4.00%      $ 22,992,386     5.00%
     Tier 1 Capital (to risk weighted assets)      29,036,902    14.18%        8,189,800     4.00%        12,284,700     6.00%
     Total Capital (to risk weighted assets)       31,076,902    15.18%       16,379,600     8.00%        20,474,500    10.00%

As of September 30, 1998

     Tier 1 Capital (to assets)                  $ 26,067,823     6.24%     $ 16,701,315     4.00%      $ 20,876,643     5.00%
     Tier 1 Capital (to risk weighted assets)      26,067,823    13.65%        7,639,400     4.00%        11,459,100     6.00%
     Total Capital (to risk weighted assets)       28,107,823    14.72%       15,278,800     8.00%        19,098,500    10.00%


13. PROFIT SHARING PLAN

The Bank has a defined contribution plan covering all full-time employees meeting certain eligibility requirements. Contributions are at the discretion of the Bank's Board of Directors. Profit sharing expense was $219,088, $202,767 and $185,571 for the years ended September 30, 1999, 1998, and 1997, respectively.

14. STOCK OPTIONS

In 1987, the Bank established a stock compensation program for executive officers and other selected full-time employees and directors of the Bank. The 1987 program consists of four plans that are available for grant: Plan I incentive stock options; Plan II - compensatory stock options; Plan III - stock appreciation rights; and Plan IV - performance share awards. In January 1996, the stockholders approved the 1995 Stock Option Plan. This plan consists of two parts: Plan I incentive stock options and Plan II - compensatory stock options. As of September 30, 1998, an aggregate of 125,266 shares were authorized and outstanding of which 98,434 had been issued and 26,832 were unissued. As of September 30, 1999, an aggregate of 159,680 shares were authorized and outstanding of which 139,306 had been issued and 20,374 were unissued.

A SUMMARY OF TRANSACTIONS UNDER THIS PLAN FOLLOWS:

------------------------------------------------------------------------------------------------------------------------------------
                                                                          YEAR ENDED SEPTEMBER 30,
                                                                   1999                   1998                             1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                 WEIGHTED               WEIGHTED                         WEIGHTED
                                                                  AVERAGE               AVERAGE                           AVERAGE
                                                 OPTIONS           PRICE     OPTIONS     PRICE            OPTIONS          PRICE
------------------------------------------------------------------------------------------------------------------------------------
      Outstanding,  beginning of year             98,434          $ 13.92    102,651    $ 12.72          113,562        $ 12.65

      Exercised                                   (7,341)            8.72     (7,780)     11.91          (34,762)          4.95
      Canceled                                    (5,500)           12.62     (3,750)     13.34           (4,087)          11.7
      Stock Split                                 32,813                                                  23,588
      Granted                                     20,900            16.42      7,313      28.35            4,350          20.56
                                                ---------    -------------  ---------  ---------    -------------   ------------
      Outstanding, end of year                   139,306          $ 11.34     98,434    $ 13.92          102,651          12.72
                                                =========    =============  =========  =========    =============   ============
Options exercisable, end of year                  57,551           $ 9.66     32,199    $ 12.05           23,088        $ 11.26
                                                =========    =============  =========  =========    =============   ============


Had compensation cost for the Bank's two stock option plans been determined based on the fair value at the dates of awards under those plans consistent with the method of SFAS No. 123, the Bank's net income and income per share would have been reduced to the pro forma amounts indicated below:


---------------------------------------------------------------------------------------------------------------------------------
                                                                                                YEAR ENDED SEPTEMBER 30,
                                                                                           1999          1998             1997
---------------------------------------------------------------------------------------------------------------------------------
Net income:                                                    As reported             $3,506,095    $3,480,764       $ 3,413,968
                                                               Pro forma                3,466,417     3,454,544         3,401,623
Net income per common and common equivalent share:
      Diluted                                                  As reported                 $ 1.53        $ 1.52            $ 1.52
                                                               Pro forma                     1.51          1.50              1.50

Significant assumptions used to calculate the above
 are as follows:
      Risk free interest rate of return                                                     5.00%         5.50%             6.40%
      Expected option life                                                              84 months     84 months         84 months
      Expected volatility                                                                  11.00%        11.00%            10.00%
      Expected dividends                                                                    2.00%         2.00%             2.00%

The Bank also has established an Employee Stock Purchase Plan (the "Purchase Plan") whereby employees shall elect to make contributions to the Purchase Plan in an aggregate amount not less than 2% nor more than 10% of such employee's total compensation. These contributions would then be used to purchase stock during an offering period determined by the Bank's Salary and Benefits Committee. The purchase price of the stock would be the lesser of 85% of the market price on the first day or the last day of the offering period. The SFAS No. 123 impact of the Purchase Plan on pro forma net income and income per share was deemed to be immaterial. As of September 30, 1998, 45,413 shares were available for future purchase under the Purchase Plan. During 1999, 2,890 shares were issued to employees. At September 30, 1999, there were 42,523 shares available for future purchase.

15. COMMITMENTS

At September 30, 1999, the Bank had approximately $1.3 million in outstanding commitments to originate mortgage loans, $424,000 of which were at fixed rates ranging from 7.25% to 8.25%. The unfunded line of credit commitments at September 30, 1999 were $9.8 million. The amounts of undisbursed portions of loans in process at September 30, 1999 were $2.5 million. Also, at September 30, 1999, the Bank had no outstanding futures or options positions.

The Bank leases land for one of its branch offices. Minimum rental commitments at September 30, 1999, are summarized below:


                           Fiscal
                           Year
                           -------
                             2000              20,000
                             2001              23,000
                             2002              23,000
                             2003              23,000
                             2004              23,000
                                       ---------------
                     Total                  $ 112,000
                                       ===============


16. CONVERSION TO A STOCK SAVINGS BANK

At the time of conversion, in 1987, the Bank established a liquidation account in an amount equal to the Bank's net worth as reflected in the latest consolidated statement of financial condition of the Bank contained in the offering circular utilized in the conversion. The function of the liquidation account is to establish a priority on liquidation and, except with respect to the payment of cash dividends on, or the re-purchase of, any of the common stock by the Bank, the existence of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of the Bank. In the event of a complete liquidation of the Bank (and only in such event), each eligible account holder will be entitled to receive a pro rata distribution from the liquidation account, based on such holder's proportionate amount of the total current adjusted balances from deposit accounts then held by all eligible account holders, before any liquidation distribution may be made with respect to stockholders. The liquidation account was approximately $2,300,000 at September 30, 1999. Furthermore, the Bank may not repurchase any of its stock if the effect thereof would cause the Bank's net worth to be reduced below (i) the amount required for the liquidation account or (ii) the regulatory capital requirements.

17. FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret the market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       SEPTEMBER 30,
                                                                                      1999                                 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                  CARRYING        ESTIMATED FAIR         Carrying     Estimated Fair
                                                                   AMOUNT             VALUE               Amount             Value
                                                                --------------- -------------------  ----------------- -------------
Assets:
    Cash and cash equivalents                                       $3,955,818         $ 3,955,818        $18,873,926   $ 18,873,926
    Investment securities held to maturity                          61,014,582          59,201,000         50,622,163     51,248,000
    Investment securities available-for-sale at fair value           3,201,932           3,201,932          1,586,449      1,586,449
    Mortgage-backed securities held to maturity                    116,778,337         114,497,000         78,792,620     79,590,000
    Mortgage-backed securities available-for-sale at fair value      7,915,919           7,915,919          3,695,069      3,695,069
    Loans receivable - net                                         252,259,611         254,824,930        251,729,308    259,573,000
    Federal Home Loan Bank Stock                                     6,472,900           6,472,900          4,997,700      4,997,700

Liabilities:
    Passbook, Club and NOW accounts                                 19,890,677          19,890,677         18,246,736     18,246,736
    Money Market Demand accounts                                    54,490,438          54,490,438         35,360,664     35,360,664
    Certificate accounts                                           229,278,984         229,435,398        236,219,972    236,083,160

Off Balance Sheet Items:
    Commitments                                                     13,600,000          13,600,000         14,950,000     14,950,000


The fair value of investment securities and mortgage-backed securities is based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. The fair value of loans is estimated based on present value using approximate current entry-value interest rates applicable to each category of such financial instruments. Although Federal Home Loan Bank Stock (FHLB) is an equity interest in FHLB, it is carried at cost because it does not have a readily determinable fair value as its ownership is restricted and it lacks a market. The estimated fair value approximates the carrying amount.

The fair value of NOW and money market deposits and savings accounts, is the amount reported in the financial statements. The fair value of savings certificates and advances from Federal Home Loan Bank are based on a present value estimate using rates currently offered for instruments of similar remaining maturity. Fair values for off-balance sheet lending commitments are based on fees currently charged to enter similar agreements.

The fair value estimates presented herein are based on pertinent information available to management as of September 30, 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

MARKET AND CORPORATE INFORMATION


MARKET INFORMATION

Harleysville Savings Bank's Common Stock is traded in the Over-the-Counter Market and quoted on the NASDAQ National Market System under the symbol "HARL". The Common Stock was issued at an adjusted price of $3.23 per share in connection with the Bank's conversion from mutual to stock form and the Common Stock commenced trading on the NASDAQ National Market System on September 3, 1987. Prices shown below reflect the prices reported by the NASDAQ systems. The closing price on September 30, 1999, was $14.00 per share. There were 2,256,750 shares outstanding as of September 30, 1999, held by approximately 1,000 shareholders.


                                                                                                               CASH DIVIDENDS
FOR THE QUARTER ENDED                           HIGH                      LOW                   CLOSE             DECLARED
-----------------------------------------------------------------------------------------------------------------------------
September 30, 1997                           $  20.81                  $  16.31              $  19.88            $  0.08
December 31, 1997                               22.69                     19.13                 20.63               0.08
March 31, 1998                                  23.35                     20.63                 23.25               0.08
June 30, 1998                                   26.25                     22.69                 24.19               0.08
September 30, 1998                              24.56                     22.04                 22.04               0.08
December 31, 1998                               22.59                     17.63                 17.63               0.09
March 31, 1999                                  18.63                     15.66                 17.00               0.09
June 30, 1999                                   17.00                     15.00                 15.75               0.09
September 30, 1999                              16.13                     14.00                 14.00               0.09
-----------------------------------------------------------------------------------------------------------------------------


CORPORATE INFORMATION

AUDITORS                                                         GENERAL COUNSEL
Deloitte & Touche                                                James J. Garrity
1700 Market Street, 24th floor                                   Wisler, Pearlstine, Talone, Craig, Garrity & Potash
Philadelphia, PA 19103-3984                                      Office Court at Walton Point
(215) 246-2300                                                   484 Norristown Road
                                                                 Blue Bell, PA 19422
                                                                 (215) 825-8400
ANNUAL MEETING
Family Heritage Restaurant
Franconia, PA                                                    INVESTOR INFORMATION
Wednesday, January 26, 2000                                      Investors, Analysts and others seeking
9:30 A.M.                                                        financial information may contact:

                                                                 Corporate Secretary
MARKET MAKERS                                                    Harleysville Savings Bank
F.J. Morrissey & Co., Inc.                                       271 Main Street
Herzog, Heine, Geduld, Inc.                                      Harleysville, PA 19438
Ryan Beck & Co., Inc.                                            (215) 256-8828

SPECIAL COUNSEL                                                  TRANSFER AGENT
Elias, Matz, Tiernan & Herrick                                   Direct questions regarding dividend
734 15th Street, N.W.                                            checks, address and name changes or
Washington, DC 20005                                             lost certificates to:
(202) 347-0300                                                       Registrar and Transfer Company
                                                                     10 Commerce Drive
DIVIDEND REINVESTMENT PLAN                                           Cranford, NJ 07016
The Bank has a Dividend Reinvestment and Stock                       web site: www.rtco.com
Purchase Plan.  Interested stockholders can                          email: invrel@rtco.cm
obtain more information regarding the Plan by
contacting:                                                     Upon request, the Bank's Annual Report or
    Registrar and Transfer Company                              form 10-K for the year ended September 30, 1999,
    10 Commerce Drive                                           and the exhibits thereto required to be filed with
    Cranford, NJ 07016                                          the Federal Deposit Insurance Corporation under
    (800)525-7686, extension 2542                               the Securities Act of 1934 will be furnished
                                                                without charge to any stockholder.
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28

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                                                    HARLEYSVILLE
                                                    ------------
                                                    SAVINGS BANK
                                                    ------------



                                                 BOARD OF DIRECTORS

                     SANFORD A. ALDERFER               PAUL W. BARNDT          PHILIP A. CLEMENS
                           Founder                        Founder                 President/CEO
                   Sanford A. Alderfer, Inc.     The Barndt Agency, Inc.     Hatfield Quality Meats
                      Harleysville, PA                Sumneytown, PA              Hatfield, PA


    MARK R. CUMMINS, CPA, CFA         DAVID J. FRIESEN, CPA           GEORGE W. MESCHTER            EDWARD J. MOLNAR
    Executive Vice President,        Director of Development               President                 President/CEO
      CIO and Treasurer             Penn View Christian School     Meschter Insurance Group     Harleysville Savings Bank
Harleysville Insurance Companies          Souderton, PA                Collegeville, PA            Harleysville, PA
       Harleysville, PA


                                                 OFFICERS

                          EDWARD J. MOLNAR                         RONALD B. GEIB
                          President and                       Executive Vice President and
                      Chief Executive Officer                    Chief Operating Officer


            MARIAN BICKERSTAFF                DIANE P. MOYER                  BRENDAN J. MCGILL
        Senior Vice President and        Corporate Secretary and          Senior Vice President and
           Chief Lending Officer         Senior Vice President of          Chief Financial Officer
                                          Branch Administration


                                                 MANAGERS

            DIANE M. CARLSON               NATHANAEL J. CLEMMER               ADRIAN D. GORDON
        Assistant Vice President,        Assistant Vice President,        Assistant Vice President
        and West Norriton Officer           Controller, and                         and
             Branch Manager              Accounting Department          Information Systems Manager
                                                Manager


               H. FRANCES KLINE              LORI N. MCCAUSLAND              SHERI L. STROUSE
          Assistant Vice President      Assistant Vice President and     Assistant Vice President
              and Sumneytown               Loan Servicing Manager              Harleysville
              Branch Manager                                                  Branch Manager


                           DENISE L. MONAGHAN            MICHELLE A. BECK
                            Assistant Vice                Assistant Vice
                         President and Hatfield       President and Security
                             Branch Manager                  Officer
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                                  HARLEYSVILLE
                             ------------------------
                                  SAVINGS BANK
                             ------------------------


HARLEYSVILLE OFFICE        SUMNEYTOWN OFFICE          WEST NORRITON OFFICE      HATFIELD OFFICE
271 Main Street            3090 Main Street           2301 West Main Street     1550 Cowpath Road
Harleysville, PA 19438     Sumneytown, PA 18084       Norristown, PA 19403      Hatfield, PA 19440
(215) 256-8828             (215) 234-8053             (610) 631-0887            (215) 362-0750

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